Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-148414 of Behringer Harvard Multifamily REIT I, Inc. on Form S-11 of our report dated May 4, 2010, related to the statement of revenues and certain operating expenses of The Lofts at Park Crest Apartments (also known as The Lofts at Park Crest), a multifamily community located in McLean, Virginia, for the year ended December 31, 2009 (which report on the statement of revenues and certain operating expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement), appearing in the Current Report on Form 8-K/A of Behringer Harvard Multifamily REIT I, Inc. dated May 26, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Cornerstone Accounting Group LLP

July 19, 2010